Exhibit 99.1

Investor Contact:	Press Contact:
Suzanne Park	Eric Nash
Stamps.com Investor Relations	Stamps.com Public Relations
(310) 482-5830	(310) 482-5942
invrel@stamps.com	enash@stamps.com

STAMPS.COM REPORTS THIRD QUARTER 2017 RESULTS

El Segundo, CA – November 2, 2017 – Stamps.com® (Nasdaq: STMP), the leading provider of postage online and shipping software solutions to over 725 thousand customers, today announced results for the quarter ended September 30, 2017.

Third Quarter 2017 Financial Highlights

•	Total revenue was $115.1 million, up 24% compared to $92.6 million in the third quarter of 2016.

•	GAAP net income was $46.2 million, up 148% compared to $18.7 million in the third quarter of 2016.

•	GAAP net income per fully diluted share was $2.49, up 142% compared to $1.03 in the third quarter of 2016.

•	Non-GAAP adjusted EBITDA was $56.6 million, up 24% compared to $45.6 million in the third quarter of 2016.

•	Non-GAAP adjusted income per fully diluted share was $2.68, up 73% compared to $1.55 (as recast – see below) in the third quarter of 2016.

“We are very pleased with our third quarter financial performance,” said Ken McBride, Stamps.com's Chairman and CEO. “We achieved strong performance in our financial and customer metrics in a quarter that is both seasonally slower and one in which we saw the anniversary of our most recent acquisition. Our shipping business continues to drive our solid top line results and strong margin profile through contributions from each of our shipping subsidiaries.  We believe we are well positioned as we enter the seasonally strong fourth quarter and we remain very excited about our long-term business opportunities.”

Third Quarter 2017 Detailed Results

Third quarter 2017 total revenue was $115.1 million, up 24% compared to the third quarter of 2016. Third quarter 2017 Mailing and Shipping revenue (which includes service, product and insurance revenue but excludes Customized Postage and Other revenue) was $106.5 million, up 21% versus the third quarter of 2016. Third quarter 2017 Customized Postage revenue was $8.6 million, up 75% versus the third quarter of 2016.

Third quarter 2017 GAAP income from operations was $35.7 million and GAAP net income was $46.2 million. GAAP net income per share was $2.49 based on 18.5 million fully diluted shares outstanding. This compares to third quarter 2016 GAAP income from operations of $31.6 million and GAAP net income of $18.7 million or $1.03 per share based on 18.1 million fully diluted shares outstanding.  Third quarter 2017 GAAP income from operations, GAAP net income and GAAP income per fully diluted share increased by 13%, 148% and 142% year-over-year, respectively.

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Third quarter 2017 GAAP income from operations included $11.3 million of non-cash stock-based compensation expense, $4.0 million of non-cash amortization of acquired intangibles, $6.0 million of executive consulting expense, and $1.9 million of one-time insurance proceeds relating to a prior legal settlement. Third quarter 2017 GAAP net income also included $93 thousand of non-cash amortization of debt issuance costs. Excluding the non-cash stock-based compensation expense, non-cash amortization of acquired intangibles, executive consulting expense, and one-time insurance proceeds, third quarter 2017 non-GAAP income from operations was $55.1 million. Also excluding non-cash amortization of debt issuance costs, third quarter 2017 non-GAAP pre-tax income was $54.4 million. Third quarter 2017 non-GAAP income tax expense was $4.6 million, which was $16.0 million higher than the $11.4 million GAAP income tax benefit for the quarter.  The higher non-GAAP tax expense reflects the tax impact on the non-GAAP pre-tax income at a non-GAAP effective tax rate of 20.0% for the full year 2017 which is a reduction from our prior estimate of 32.5%. The revised 20.0% non-GAAP effective tax rate implies an 8.5% non-GAAP effective tax rate for the third and fourth quarter of 2017. See the section later in this press release entitled “About Non-GAAP Financial Measures” for more information on how non-GAAP taxes are calculated. Taking into account the non-GAAP adjustments, third quarter 2017 non-GAAP adjusted income was $49.8 million or $2.68 per share based on 18.5 million fully diluted shares outstanding.

Third quarter 2016 GAAP income from operations included $8.8 million of non-cash stock-based compensation expense and $4.0 million of non-cash amortization of acquired intangibles. Excluding the non-cash stock-based compensation expense and non-cash amortization of acquired intangibles, third quarter 2016 non-GAAP income from operations was $44.4 million. Third quarter 2016 GAAP pre-tax income also included $93 thousand of non-cash amortization of debt issuance costs. Also excluding non-cash amortization of debt issuance costs, third quarter 2016 non-GAAP pre-tax income was $43.7 million.

Third quarter 2016 non-GAAP income tax expense as reported last year was $1.4 million.  In the third quarter of 2016, the Company still had significant tax assets to utilize and was paying the alternative minimum tax; however as of first quarter 2017, the Company had utilized the majority of those tax assets and is expected to be a regular cash taxpayer for 2017.  As a result, the Company adopted a new methodology in the first quarter of 2017 for calculating non-GAAP tax expense. See the section later in this press release entitled “About Non-GAAP Financial Measures” for more information on how non-GAAP taxes were calculated in 2016 and 2017. The Company has recast the non-GAAP third quarter of 2016 financial results in this release to conform to the tax methodology used in the third quarter 2017 as the Company believes this presentation is the most useful for investors wishing to compare period over period results. The recast non-GAAP tax expense for the third quarter of 2016 is $15.6 million using the 2016 effective tax rate of 35.7%. As recast, third quarter 2016 non-GAAP adjusted income was $28.1 million or $1.55 per share based on 18.1 million fully diluted shares outstanding.

Therefore, third quarter 2017 non-GAAP income from operations, non-GAAP adjusted income and non-GAAP adjusted income per fully diluted share increased by 24%, 77% and 73% year-over-year, respectively.

Non-GAAP income from operations, non-GAAP adjusted income and non-GAAP adjusted income per share are described further in the “About Non-GAAP Financial Measures” section of this press release and are reconciled to the corresponding GAAP measures in the following tables (unaudited):

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Reconciliation of Non-GAAP to GAAP Financial Measures (Third Quarter 2017)

Third Quarter Fiscal 2017 All amounts in millions except per share data:	GAAP Amounts	Stock-Based Compensation Expense	Intangible Amortization Expense	Executive Consulting Expenses	One-time Insurance Proceeds	Debt Amortization Expense	Income Tax Adjustments	Non-GAAP Amounts

Cost of Revenues	$21.53	$0.44	$-	$-	$-	$-	$-	$21.09
Research & Development	12.04	2.34	-	-	-	-	-	9.70
Sales & Marketing	20.59	1.92	-	-	-	-	-	18.67
General & Administrative	25.24	6.64	4.00	6.00	(1.86)	-	-	10.47
Total Expenses	79.40	11.33	4.00	6.00	(1.86)	-	-	59.93

Income (Loss) from Operations	35.66	(11.33)	(4.00)	(6.00)	1.86	-	-	55.13

Interest and Other Income (Loss)	(0.85)	-	-	-	-	(0.09)	-	(0.75)

Benefit (Expense) for Income Taxes	11.41	-	-	-	-	-	16.03	(4.62)

Adjusted Income (Loss)	46.23	(11.33)	(4.00)	(6.00)	1.86	(0.09)	16.03	49.76

On a diluted per share basis	$2.49	$(0.61)	$(0.22)	$(0.32)	$0.10	$(0.01)	$0.86	$2.68

Shares used in per share calculation	18.55	18.55	18.55	18.55	18.55	18.55	18.55	18.55

Reconciliation of Non-GAAP to GAAP Financial Measures (Third Quarter 2016 (Recast))

Third Quarter Fiscal 2016 (Recast) All amounts in millions except per share data:	GAAP Amounts	Stock-Based Compensation Expense	Intangible Amortization Expense	Debt Amortization Expense	Income Tax Adjustments	Non-GAAP Amounts

Cost of Revenues	$16.73	$0.48	$-	$-	$-	$16.25
Research & Development	9.11	1.92	-	-	-	7.19
Sales & Marketing	18.23	1.73	-	-	-	16.50
General & Administrative	16.90	4.70	3.99	-	-	8.22

Total Expenses	60.97	8.82	3.99	-	-	48.16

Income (Loss) from Operations	31.59	(8.82)	(3.99)	-	-	44.40

Interest and Other Income (Loss)	(0.80)	-	-	(0.09)	-	(0.71)

Pre-Tax Income (Loss)	30.79	(8.82)	(3.99)	(0.09)	-	43.69

Benefit (Expense) for Income Taxes	(12.12)	-	-	-	3.48	(15.60)

Adjusted Income (Loss)	18.67	(8.82)	(3.99)	(0.09)	3.48	28.09

On a diluted per share basis	$1.03	$(0.49)	$(0.22)	$(0.01)	$0.19	$1.55

Shares used in per share calculation	18.12	18.12	18.12	18.12	18.12	18.12

Third Quarter GAAP Net Income and Non-GAAP Adjusted EBITDA

Third quarter 2017 GAAP net income was $46.2 million, up 148% compared to $18.7 million in the third quarter of 2016.

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Third quarter 2017 non-GAAP adjusted EBITDA was $56.6 million, up 24% compared to $45.6 million in the third quarter of 2016.

Adjusted EBITDA is a non-GAAP financial measure which is described further in the “About Non-GAAP Financial Measures” section of this press release and is reconciled to GAAP net income in the following table (unaudited):

Reconciliation of Non-GAAP Adjusted EBITDA to GAAP Net Income

Third Quarter All amounts in millions	Three Months ended September 30,
	2017	2016

GAAP Net Income (Loss)	$46.23	$18.67

Depreciation and Amortization expense	$5.43	$5.14
Interest & Other Expense (Income), net	$0.85	$0.80
Income Tax Expense (Benefit), net	$(11.41)	$12.12

Stock-based Compensation Expense	$11.33	$8.82
Executive Consulting Expense	$6.00	$--
One-time Insurance Proceeds	$(1.86)	$--

Adjusted EBITDA	$56.56	$45.56

Taxes

In the first quarter of 2017, the Company adopted Accounting Standards Update No. 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (ASU 2016-09), which requires us, among other items, to record excess tax benefits as a reduction of the provision for income taxes in the income statements, whereas they were previously recognized in equity. The impact of adoption has been reflected in our income statement for the period ended September 30, 2017.

For the third quarter of 2017, the Company reported a GAAP income tax benefit of $11.4 million, representing an effective GAAP tax rate of -32.8%, which was lower than our effective GAAP tax rate of 35.7% for 2016. The lower effective GAAP tax rate was primarily related to the tax benefits resulting from employee option exercises in the third quarter of 2017 and the associated change in accounting treatment under ASU 2016-09.  As discussed below under the heading “About Non-GAAP Financial Measures,” we believe our effective non-GAAP tax rate for 2017 will be approximately 20.0% which is a reduction from our prior estimate of 32.5%.  The third quarter 2017 effective GAAP rate of -32.8% should not be assumed to apply for 2017 as a whole and is not likely to be indicative of our tax rate for the fourth quarter.  Our third quarter 2017 GAAP net income should also be understood to have been positively impacted by the lower effective tax rate applicable specifically to the quarter resulting primarily from employee option exercises.

Share Repurchase and Debt Repayment

During the third quarter of 2017, the Company repurchased approximately 89 thousand shares at a total cost of approximately $15.2 million. During the first three quarters of 2017, the Company repurchased approximately 818 thousand shares at a total cost of approximately $103.1 million.

Page 5 - Stamps.com Announces Third Quarter 2017 Results
On October 24, 2017, the Board of Directors approved a new share repurchase program that will take effect upon expiration of the current plan on November 10, 2017 and authorizes the Company to repurchase up to $90 million of stock over the six months following its effective date.

During the third quarter of 2017, the Company made a required principal repayment of $1.5 million against the borrowings under the Company’s existing credit agreement related to the Endicia acquisition. As of September 30, 2017, total debt under the credit agreement excluding debt issuance costs was $134.2 million.

Summary of our Updated Business Outlook

Today the Company updated its 2017 GAAP financial outlook as follows:

•	We expect total 2017 revenue to be in a range of approximately $435 million to $460 million; this remains unchanged from our previous guidance.

•	We expect GAAP net income to be in the range of approximately $116 million to $132 million; this compares to our previous guidance of $97 million to $100 million.

•	We expect GAAP net income per fully diluted share to be in a range of approximately $6.20 to $7.16; this compares to previous guidance of $5.15 to $6.07.

The above GAAP numbers adjusted as detailed below result in the following non-GAAP financial outlook:

•	We expect non-GAAP adjusted EBITDA to be in a range of approximately $220 million to $240 million; this remains unchanged from our previous guidance.

•	We expect non-GAAP adjusted income per fully diluted share to be in a range of $9.00 to $10.00; this compares to previous guidance of $7.50 to $8.50.

Detailed Discussion of our Updated Business Outlook

As noted above, for 2017, the Company currently expects total revenue to be in a range of approximately $435 million to $460 million; this remains unchanged from our previous guidance.

As noted above, for 2017, the Company currently expects GAAP net income to be in a range of approximately $116 million to $132 million; this compares to previous guidance of $97 million to $111 million.

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The expected GAAP net income range includes depreciation and amortization expense of approximately $22 million, stock-based compensation expense of approximately $45 million, interest expense and other income, net of approximately $4 million and income tax expense of approximately $29 million to $33 million. In addition, the expected GAAP net income range includes approximately $6 million in executive consulting expense related to our consulting agreement with our former Co-President and Corporate & Business Development Officer which was recognized in accordance with GAAP in the third quarter of 2017. The expected GAAP net income range also includes proceeds of approximately $1.9 million related to an insurance reimbursement of the Company’s legal fees in relation to its Express One settlement reached in 2015.   Excluding the executive consulting expense, insurance proceeds, depreciation and amortization expense, stock-based compensation expense, interest expense and other income, net and income tax expense, we expect non-GAAP adjusted EBITDA to be in a range of approximately $220 million to $240 million; this remains unchanged from our previous guidance.

The following table is provided to facilitate a reconciliation of 2017 expected non-GAAP adjusted EBITDA to expected GAAP net income:

	Fiscal Year 2017 Guidance
All amounts in millions	Low End of Range	High End of Range

GAAP net income	$116.0	$132.0

Adjustments to reconcile adjusted EBITDA to GAAP net income:
Executive consulting expense	$6.0	$6.0
One-time insurance proceeds	$(1.9)	$(1.9)
Depreciation and amortization expense	$22.0	$22.0
Stock-based compensation expense	$45.0	$45.0
Interest expense and other income, net	$3.9	$3.9
Income tax expense	$29.0	$33.0
Total adjustments excluded from adjusted EBITDA	$104.0	$108.0

Adjusted EBITDA	$220.0	$240.0

As noted above, for 2017, the Company currently expects GAAP net income per fully diluted share to be in a range of approximately $6.20 to $7.16; this compares to previous guidance of $5.15 to $6.07. The expected GAAP net income per fully diluted share range includes non-cash stock-based compensation expense of approximately $45 million, non-cash amortization of acquired intangibles expense of approximately $16 million and non-cash amortization of debt issuance costs of approximately $0.4 million. In addition, the expected GAAP net income per fully diluted share range includes executive consulting expense of approximately $6 million and includes insurance proceeds of approximately $1.9 million. Excluding the stock-based compensation expense, amortization of acquired intangibles expense, amortization of debt issuance costs, executive consulting expense and insurance proceeds, and including higher expected non-GAAP income taxes of approximately $13 million from the expected tax effects of these adjustments at an assumed 20.0% effective tax rate, non-GAAP adjusted income per fully diluted share is expected to be in a range of $9.00 to $10.00; this compares to previous guidance of $7.50 to $8.50.

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The following table is provided to facilitate a reconciliation of fiscal year 2017 expected non-GAAP adjusted income per fully diluted share to expected GAAP net income per fully diluted share:

	Fiscal Year 2017 Guidance
All amounts in millions except per share data	Low End of Range	High End of Range

GAAP net income per fully diluted share	$6.20	$7.16

Adjustments to reconcile non-GAAP to GAAP:
Executive consulting expense	$6.0	$6.0
One-time insurance proceeds	$(1.9)	$(1.9)
Stock-based compensation expense	$45.0	$45.0
Amortization of acquired intangibles	$16.0	$16.0
Amortization of debt issuance costs	$0.4	$0.4
Total adjustments excluded from non-GAAP	$65.5	$65.5
Effective tax rate	20.0%	20.0%
Increased tax expense from non-GAAP adjustments	$13.1	$13.1
Total tax effected adjustments excluded from non-GAAP	$52.4	$52.4

Fully diluted shares	18.7	18.4
Total adjustments excluded from non-GAAP adjusted income per fully diluted share	$2.80	$2.84

Non-GAAP adjusted income per fully diluted share	$9.00	$10.00

This business outlook does not include the impact from potential future acquisitions, including acquisition costs or related financings, or unanticipated events. This business outlook and the related assumptions are forward-looking statements subject to the safe harbor statement contained at the end of this press release, and reflect our views of current and future market conditions. Ranges represent a set of likely assumptions, but actual results could fall outside the range presented. Only a few of our assumptions underlying our guidance are disclosed above, and our actual results will be affected by known and unknown risks, trends, uncertainties and other factors, some of which are beyond our control or ability to predict. Although we believe that the assumptions underlying our guidance are reasonable, they are not guarantees of future performance and some of them will inevitably prove to be incorrect.  As a result, our actual future results can be expected to differ from our expectations, and those differences could be material.

Company Metrics and Conference Call

2017 Company metrics, updated to include the third quarter, is available at http://investor.stamps.com (under a tab on the left side called Company Information, Metrics).  These metrics are not incorporated into this press release.

The Stamps.com financial results conference call will be webcast today at 5:00 p.m. Eastern Time and may be accessed at http://investor.stamps.com. The Company plans to discuss its business outlook during the conference call. Following the conclusion of the webcast, a replay of the call will be available at the same website.

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About Stamps.com, Endicia, ShipStation, ShipWorks and ShippingEasy

Stamps.com (Nasdaq: STMP) is the leading provider of postage online and shipping software solutions to over 725 thousand customers, including consumers, small businesses, e-commerce shippers, enterprises, and high volume shippers. Stamps.com offers solutions that help businesses run their shipping operations more smoothly and function more successfully under the brand names Stamps.com, Endicia, ShipStation, ShipWorks and ShippingEasy.  Stamps.com’s family of brands provides seamless access to mailing and shipping services through integrations with more than 450 unique partner applications.

Endicia is a leading brand for high volume shipping technologies and services for U.S. Postal Service shipping. Under this brand we offer solutions that help businesses run their shipping operations more smoothly and function more successfully. Our Endicia branded solutions also provide seamless access to USPS shipping services through integrations with partner applications.

ShipStation is a leading web-based shipping solution that helps e-commerce retailers import, organize, process, package, and ship their orders quickly and easily from any web browser. ShipStation features the most integrations of any e-commerce web-based solution with more than 150 shopping carts, marketplaces, package carriers, and fulfillment services. Integration partners include eBay, PayPal, Amazon, Etsy, Square, Shopify, BigCommerce, Volusion, Magento, Squarespace, and carriers such as USPS, UPS, FedEx and DHL.  ShipStation has sophisticated automation features such as automated order importing, custom hierarchical rules, product profiles, and fulfillment solutions that enable its customers to complete their orders, wherever they sell, and however they ship.

ShipWorks is a leading brand for client-based shipping solutions that help high volume shippers import, organize, process, fulfill, and ship their orders quickly and easily from any standard PC. With integrations to more than 90 shopping carts, marketplaces, package carriers, and fulfillment services, ShipWorks has the most integrations of any high-volume client shipping solution.  Package carriers include USPS, UPS, FedEx, DHL, OnTrac and many more.  Marketplace and shopping cart integrations include eBay, PayPal, Amazon, Etsy, Shopify, BigCommerce, Volusion, ChannelAdvisor, Magento, and many more.  ShipWorks has sophisticated automation features such as a custom rules engine, automated order importing, automatic product profile detection, and fulfillment automation, which enable high volume shippers to complete their orders quickly and efficiently.

ShippingEasy is a leading web-based shipping software solution that allows online retailers and e-commerce merchants to organize, process, fulfill and ship their orders quickly and easily. ShippingEasy integrates with leading marketplaces, shopping carts, and e-commerce platforms to allow order fulfillment and tracking data to populate in real time across all systems. The ShippingEasy software downloads orders from all selling channels and automatically maps custom shipping preferences, rates and delivery options across all supported carriers.

Page 9 - Stamps.com Announces Third Quarter 2017 Results
About Non-GAAP Financial Measures

To supplement the Company’s condensed consolidated financial statements presented in accordance with GAAP, Stamps.com uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP income from operations, non-GAAP adjusted income, non-GAAP adjusted income per fully diluted share and adjusted EBITDA. Non-GAAP adjusted income per fully diluted share is calculated as adjusted non-GAAP net income divided by fully diluted shares. Prior to the third quarter 2016, the Company referred to non-GAAP adjusted income as non-GAAP net income. Adjusted EBITDA as calculated in this press release represents earnings before interest and other expense, net, interest and other income, net, income tax expense or benefit, depreciation and amortization and excludes certain items, such as stock-based compensation expense, described in this release used to reconcile GAAP to non-GAAP income from operations. The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. These non-GAAP financial measures may differ from similarly titled measures used by other companies. Reconciliation of non-GAAP financial measures included in this press release to the corresponding GAAP measures can be found in the financial tables of this earnings release.

Non-GAAP financial measures are provided to enhance investors’ overall understanding of the Company’s financial performance and prospects for the future and as a means to evaluate period-to-period comparisons. The Company believes the non-GAAP measures that exclude certain non-cash items including stock-based compensation expense, amortization of acquired intangibles, amortization of debt issuance costs, contingent consideration charges and income tax adjustments, and exclude certain expenses and gains such as acquisition related expenses, litigation settlement expenses, executive consulting expenses, and insurance proceeds, provide meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be reflective of our underlying operating performance. The Company believes that non-GAAP financial measures, when viewed with GAAP results and the accompanying reconciliation, enhance the comparability of operating results against prior periods and allow for greater transparency of operating results. Management uses non-GAAP financial measures in making financial, operating, compensation and planning decisions. The Company believes non-GAAP financial measures facilitate management and investors in comparing the Company’s financial performance to that of prior periods as well as in performing trend analysis over time.

Non-GAAP adjusted income and non-GAAP adjusted income per fully diluted share utilize a fixed annual projected non-GAAP tax rate in order to provide better consistency across the interim reporting periods by eliminating the effects of period-specific items which can vary in size and frequency. When projecting this annual rate, the Company evaluated a one-year financial projection that excludes the following non-cash items: stock-based compensation expense; amortization of intangibles; and amortization of debt issuance costs. The projected annual rate also assumes no new option exercise, and considers other factors including the Company’s tax structure, and its tax positions in various jurisdictions where the Company operates. This expected annual rate is re-evaluated on an annual basis and for any significant events that may materially affect this rate. The expected non-GAAP tax rate for 2017 is 20.0%.

Share Repurchase Timing

The timing of share repurchases, if any, and the number of shares to be bought at any one time will depend on market conditions, the Company’s compliance with the covenants in its Credit Agreement and the Company’s assessment of the risk that its net operating loss asset could be impaired if such repurchases were undertaken. Share repurchases may be made from time to time on the open market or in negotiated transactions at the Company's discretion in compliance with Rule 10b-18 of the United States Securities and Exchange Commission. The Company's purchase of any of its shares may be subject to limitations imposed on such purchases by applicable securities laws and regulations and the rules of the Nasdaq Stock Market.

Page 10 - Stamps.com Announces Third Quarter 2017 Results
"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements are statements that are not historical facts, and may relate to future events or the company’s anticipated results, business strategies or capital requirements, among other things, all of which involve risks and uncertainties. You can identify many (but not all) such forward-looking statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “projects,” “seeks,” “intends,” “plans,” “could,” “would,” “may” or other similar expressions.  Important factors, including the Company's ability to successfully integrate and realize the benefits of its past or future strategic acquisitions or investments, to complete and ship its products and to maintain desirable economics for its products, as well as the timing of when the Company will utilize its deferred tax assets, and obtain or maintain regulatory approval, which could cause actual results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by Stamps.com, including its Annual Report on Form 10-K for the year ended December 31, 2016, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.  Matters described in forward-looking statements may also be affected by other known and unknown risks, trends, uncertainties and factors, many of which are beyond the company’s ability to control or predict. Stamps.com undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Trademarks

Stamps.com, the Stamps.com logo, Endicia, ShipStation, ShipWorks, and ShippingEasy are registered trademarks of Stamps.com Inc. and its subsidiaries. All other brands and names used in this release are the property of their respective owners.

Page 11 - Stamps.com Announces Third Quarter 2017 Results
STAMPS.COM INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data: unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2017	2016	2017	2016
Revenues:
Service	$97,529	$78,871	$292,634	$220,567
Product	4,824	4,703	15,301	15,109
Insurance	4,099	4,050	12,932	12,643
Customized postage	8,588	4,912	15,306	10,016
Other	22	23	69	74
Total revenues	115,062	92,559	336,242	258,409
Cost of revenues:
Service	11,882	9,903	37,284	28,054
Product	1,535	1,579	4,930	5,019
Insurance	966	1,291	3,547	3,920
Customized postage	7,151	3,954	12,600	8,076
Total cost of revenues	21,534	16,727	58,361	45,069
Gross profit	93,528	75,832	277,881	213,340
Operating expenses:
Sales and marketing	20,588	18,229	66,018	59,708
Research and development	12,037	9,111	34,187	25,579
General and administrative	25,243	16,901	65,676	49,276
Total operating expenses	57,868	44,241	165,881	134,563
Income from operations	35,660	31,591	112,000	78,777

Interest expense	(967)	(828)	(2,779)	(2,648)
Interest and other income, net	120	24	309	98
Income before income taxes	34,813	30,787	109,530	76,227
Income tax (benefit) expense	(11,412)	12,115	(873)	30,026
Net income	$46,225	$18,672	$110,403	$46,201
Net income per share:
Basic	$2.71	$1.08	$6.51	$2.67
Diluted	$2.49	$1.03	$6.04	$2.52
Weighted average shares outstanding:
Basic	17,073	17,218	16,969	17,319
Diluted	18,548	18,120	18,282	18,325

Page 12 - Stamps.com Announces Third Quarter 2017 Results
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	September 30, 2017	December 31, 2016

ASSETS
Cash and investments	$183,538	$108,443
Accounts receivable	52,555	62,756
Other current assets	44,616	13,081
Property and equipment, net	38,138	36,829
Goodwill and intangible assets, net	324,705	336,732
Deferred taxes, net	42,231	48,782
Other assets	5,579	3,506
Total assets	$691,362	$610,129

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable and accrued expenses	$88,830	$86,205
Debt, net of capitalized debt issuance costs	132,993	147,354
Deferred revenue	3,598	3,858
Total liabilities	225,421	237,417

Stockholders' equity:
Common stock	54	53
Additional paid-in capital	940,001	855,344
Treasury Stock	(356,908)	(252,981)
Accumulated deficit	(117,213)	(229,715)
Accumulated other comprehensive income	7	11
Total stockholders' equity	465,941	372,712
Total liabilities and stockholders' equity	$691,362	$610,129